                                                                    EXHIBIT 11


                   MBIA INC. AND SUBSIDIARIES
    COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION

             (In thousands except per share amounts)

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
                                     Three Months Ended      Six Months Ended
                                          June 30                 June 30
                                     ------------------     ------------------
                                       1994      1993         1994      1993
                                     ------------------     ------------------

Net income                            $64,951   $63,841     $130,692  $136,492
                                     ========   =======     ========  ========
Fully diluted shares:

 Average number of common shares
  outstanding                          41,684    41,950       41,701    41,925

 Assumed exercise of dilutive
  stock options                           414       524          416       534
                                     --------  --------     --------  --------

                                       42,098    42,474       42,117    42,459
                                     --------  --------     --------  --------

Earnings per share assuming
 full dilution                          $1.54     $1.50        $3.10     $3.21
                                     ========   =======     ========  ========
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